Filed by Pacific Premier Bancorp, Inc.
Pursuant to Rule 425 under the
Securities Act of 1933
Subject Company: Security California Bancorp
SEC Registration Statement No.: 333-

Pacific Premier Bancorp
October 21, 2015 at 12:00 p.m. Eastern

Pacific Premier Bancorp
Third Quarter 2015 Conference Call
October 21, 2015 at 12:00 p.m. Eastern

CORPORATE PARTICIPANTS Steve Gardner - President and Chief Executive Officer Allen Nicholson - Chief Financial Officer

PRESENTATION

Operator
Good day, and welcome to the Pacific Premier Bancorp Third Quarter 2015 Conference Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star then one on a touchtone phone. To withdraw your question please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Mr. Steve Gardner, President and CEO. Please go ahead.

Steve Gardner
Thank you, Carrie. Good morning, everyone. I appreciate you joining us today. As you’re all aware, earlier this morning we released our earnings report for the third quarter of 2015. I’m going to walk through some of the notable items, Allen Nicholson, our CFO, is going to review a few of the financial details, and then we’ll open up the call to questions.

I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments, and I’d encourage all of you to take a look and read through those.

From an overall perspective, we delivered another solid quarter, with $7.8 million in net income and $0.36 per diluted share, which equals last quarter’s as our most profitable in our history.

On a core basis, though, this quarter was even stronger than last quarter. Our second quarter results were positively impacted by a one-time $500,000 FHLB special dividend, while our third quarter results were negatively impacted by $400,000 of merger-related expense. When you exclude these one-time items we had a nice improvement in profitability relative to last quarter, which is attributable to the positive trends we’re seeing in loan production, core deposit gathering, expense management and asset quality.

We continue to see fairly healthy economic conditions in our markets and good loan demand. We had $236 million in originations during the third quarter, and the loan production continues to be well balanced across a broad variety of lending products, which is producing the diversified lower risk portfolio that we’re targeting.

Our primary areas of focus continue to be C&I, construction, and SBA lending, which produce higher risk adjusted yields and drive higher levels of fee income.

We had $72 million in new C&I loan production in the third quarter, with the franchise lending group contributing $47 million of this production. We continue to take market share in franchise lending, and the group has done an outstanding job of developing relationships with franchisees of new brands that we hadn’t worked with prior to joining Pacific Premier.

Our construction lending team had another strong quarter, with $51 million in new loan production. Additionally, we had $48 million in SBA loan production, which is the largest quarter in our history. Over the past couple of years we have steadily strengthened our SBA lending group by adding experienced producers, and they are doing a great job of delivering the results we were expecting.
We’re not expecting this level of SBA production every quarter, but compared to our past history we should continue to generate strong levels of new loans and gain on sale income. Our end of period loans were up by 2.3% during the quarter but average loans were lower than in the second quarter. The lower level of average loans was due to lower utilization rates on our warehouse lines of credit, which was approximately $66 million lower on an average basis than in the second quarter. As you’re aware, the warehouse lending business is inherently volatile and extremely competitive, and as a secondary or tertiary credit provider to most of our mortgage banking clients we see a great deal of fluctuation in utilization rates from quarter to quarter.

It’s not an area that we’re looking to actively grow, and as our other portfolios continue to increase the impact of the volatility in this line of business should be reduced. With our aggressive, consistent approach to customer acquisition we haven’t needed to compromise on pricing to win new business with our core lending products. The average yield on our loan originations in the third quarter was 4.99%, up from 4.81% last quarter. The strong yield we had on new loan originations help us to keep our overall yield on the loan portfolio at 5.24%, unchanged from last quarter. With our focus on higher margin areas like franchise, construction, and SBA lending, we’ve been able to mitigate some of the pressure on loan yields resulting from the lower interest rate environment.

Looking ahead to the fourth quarter, we continue to have a very healthy loan pipeline. We’re expecting to deliver another quarter of strong loan production.

Looking at deposits, we had another solid quarter of deposit gathering and improvement in our overall deposit mix. We had very strong growth in non-interest bearing deposits, which were up by approximately $45 million from the end of the prior quarter. We’re seeing good inflows of non-interest bearing deposits from the new commercial relationships we’re developing as well as the continued strong performance of our HOA business. This inflow has allowed us to be more conservative in our CD pricing, which resulted in some runoff of time deposits during the quarter. With the positive shift we’re seeing in the deposit mix, time deposits have been reduced to 23.6% of total deposits, compared with 27.4% a year ago.

Of course the most significant recent development was the announcement of our acquisition of Security California Bank Corp, the holding company of Security Bank of California. We’re well underway with the approval process, as we filed our bank merger application on October 5th, just two business days after the announcement of the transaction.

We fully expect the transaction to close in early 2016. Since the merger was announced, we’ve had a chance to meet with a number of Security Bank’s largest customers, and two things are very clear. One, they have strong long-term relationships with Security Bank that they highly value; and two, many of these companies are experiencing strong growth and need larger credit facilities to support that growth and they’re starting to push up against the legal lending limit that Security Bank has.

With the larger lending limits that we will be able to provide there’s a very good opportunity for us to expand a number of banking relationships after the merger is completed. These customers are also very interested in utilizing the broader suite of cash management and treasury products that we will be able to offer them.

We’ve also met with every one of the relationship bankers at Security Bank and made it known to them how they were a key part of what attracted us to the company. This is an experienced group of commercial bankers and senior managers that will significantly strengthen our overall C&I banking capabilities as well as our management team.

We think we’ll have excellent growth opportunities both from expanding relationships with Security Bank’s existing customers, and also winning new business as we indoctrinate the security banking in our sales culture and lead development process.

The more time we spend with the Security Bank team and their customers, the more bullish we are on this acquisition. As we capture the synergies that we project for this merger we believe the addition of Security Bank’s talent, customer base, and branch network will significantly enhance the value of our franchise in years to come.

As we’ve mentioned numerous times, M&A is an ongoing line of business. We’ve consistently been able to identify and complete transactions that create value for our shareholders. We have a well-honed integration process and we’ve been able to consistently achieve smooth, disruption free integrations while continuing to evaluate and pursue other M&A possibilities.

While we proceed with the completion of the Security Bank transaction we remain open to additional M&A opportunities, and we don’t see any obstacles that would prevent us from pursuing an attractive deal in the near term if one becomes available.

With that, I’m going to turn the call over to Allen to provide a little bit more detail on our third quarter results.

Allen Nicholson
Thanks, Steve. We’ve provided a fair amount of detail on our earnings release today, so I’m just going to review some of the more significant items in the quarter. I’m going to start with our income statement.

Our net interest income declined by $712,000 from last quarter, which was attributable to a combination of lower average loan balance, that Steve mentioned, and a 12 basis point drop in our net interest margin. The margin income compression from the second quarter was due to the positive bump we had last quarter from the one-time FHLB dividend, which contributed 8 basis points to our net interest margin that quarter. The remainder of the compression came from an unfavorable shift in the mix of earning assets due to the lower average loan balances as line utilization on warehouse mortgage lines declined on average from the second quarter, and our level of funds at the Fed increased by approximately $20 million on average.

Although we had NIM compression on a quarter-to-quarter basis, on a year-over-year basis our margin was unchanged at 4.14% as we expanded our earning interest asset yield by 4 basis points and decreased our cost of deposits by 3 basis points, which in combination offset the higher cost of borrowings from the last year.

Given the persistent low interest rate environment, we are very pleased that we have been able to maintain stability in our net interest margin over the past year. Our ability to keep our net interest margin in the low 4% range is due to our focus on growing higher yielding areas in the loan portfolio as well as our growth in non-interest bearing deposits.

Our non-interest income increased by $313,000 from the prior quarter, although our gain on sale from loans declined by $177,000. The lower gain on sale loans was driven by a lower volume of sold loans, as the second quarter included $68 million in non-SBA loan sales that resulted in a gain on sale of $700,000 in that quarter. The gain on sale related to SBA loans increased by $500,000 over the prior quarter, as the volume of loans sold increased by approximately $7 million while the gross premium had a modest decline from the second quarter.
We had a good quarter of expense management. When the $400,000 of merger-related expenses are excluded, our non-interest expense declined by $240,000 from the prior quarter. All the line items were well within small variances on a quarter-to-quarter basis.

Regarding the balance sheet, our total loans increased by approximately $49 million from the end of the prior quarter. The increase was spread across a number of portfolios, with the largest increases coming from the SBA, franchise, and construction lending areas.

The growth in the loan portfolio came despite a $54 million decline in warehouse facility borrowings on a period end to period end basis. Although the balance on the warehouse facilities was lower compared to June 30th, we did see higher utilization on these lines towards the end of the quarter compared to the average throughout the quarter.

Our total deposits increased $43 million from the end of the prior quarter, with growth in non-interest bearing deposits and other non-maturity deposits offsetting a decline in time deposits.

Finally, looking at asset quality we continue to see positive trends within the portfolio. Our non-performing assets ticked down to 18 basis points of total assets, from 19 basis points at the end of the prior quarter.

We continue to have a very low loss experience, with net charge-offs of just $17,000 in this quarter. We recorded a provision for loan losses of $1.1 million in the quarter, which covered the growth we had in the portfolio, particularly in segments that require a higher level of reserve. This brought our allowance to total loans ratio up to 74 basis points, from 71 basis points at the end of the prior quarter. Although, when the fair market value discounts related to acquired loans are included in the total, our ratio increases to 93 basis points. We continue to have a very strong coverage of our non-accrual loans, with an allowance that represents 394% of our non-accruals at the end of the quarter.

With that, we'd be happy to answer any questions you may have. Operator, please open up the call.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. At this time we will pause momentarily to assemble our roster.

Our first question comes from Brian Zabora of KBW. Please go ahead.

Brian Zabora
Thanks. Good morning.

Steve Gardner
Hi, Brian.

Brian Zabora
A question on the warehouse, it’s not surprising to see the decline. Any thoughts of what it might look like in the fourth quarter around to 2016 as far as balances?

Steve Gardner
No.

Brian Zabora
Okay. I know it's hard to predict.

Steve Gardner
I'd like to tell you I have some insight, Brian, but it's very difficult. And as we've said, the business is highly volatile.

Brian Zabora
Okay. And on the deposit side, you mentioned HOA. Was that a source of growth as far as your non-interest bearing deposits this quarter? And is that maybe smoothing out, or should we still expect the first quarter to be generally where you see most of the growth from the HOA business?

Steve Gardner
During the third quarter most of that non-interest bearing was through commercial C&I relationships that we have, business banking here in Southern California. The first quarter has historically been stronger and it's just a seasonal difference with the HOA line of business. And we don't see anything on the horizon that would change that seasonality and we would expect the first quarter to generally be one of the strongest from a growth standpoint.

Brian Zabora
Alright, well, thanks for taking my questions.

Steve Gardner
Sure.

Operator
Our next question comes from Andrew Liesch of Sandler O'Neill & Partners. Please go ahead. I'm sorry; we're actually going to take our next question from Tim Coffey of FIG Partners.

Tim Coffey
Thank you. Good morning, Steve. How are you doing?

Steve Gardner
Good. How are you, Tim?

Tim Coffey
I'm good. I notice that the tables for loans this quarter are a little bit different than we’ve seen in the past. What is the historical breakdown in the franchise lending business between C&I and owner occupied commercial real estate?

Steve Gardner
It’s fluctuated quarter-over-quarter, roughly 65% to 70%, maybe as high as 75% C&I, 25%, 30% owner occupied CRE.

Allen Nicholson

And in this most recent quarter I think it was probably 80% to 90% C&I, the growth from franchise.

Steve Gardner
Correct.

Tim Coffey
Okay. That’s positive. And then just kind of looking at the overall portfolio, absent kind of the success you saw this quarter, in the forward quarters where do you see kind of the strongest product type that you have available right now?

Steve Gardner
I think that the areas that we're concentrating on, that we talked about, C&I and both in our primary markets of Southern California as well as the franchise lending business, construction, and SBA, they’re higher yielding risk adjusted loans, and from that standpoint it’s really what are focus will continue to be. And then you layer in some of the owner occupied CRE and investor CRE, and each quarter we manage that level of growth occasionally utilizing loan sales. And, as you know, we felt it was appropriate to break out the franchise loans on the loan table, just given the growth levels in some of the questions we fielded over the past quarter.

Tim Coffey
Okay. No, I think it’s absolutely helpful. Thank you for doing that. And then, when you see new loans come into the bank for review, where is the most competition coming from? Is it on price or structure?

Steve Gardner
We just don't compete on either one, Tim. And given our disciplined sales calling process and that active outreach to business owners, it’s frequently those business owners are looking for a bank that is going to provide them with a fairly priced loan. And we tell them right upfront we are not the lowest price lender in the market, but what you get is superior service, and quick response times, and flexibility, and a business banker that is going to be there when they need questions answered, consultation, or additional credit. And so in many ways we just don't compete on either the price or the structure.

Tim Coffey
Okay. Alright, well, those are my questions. Thank you very much.

Steve Gardner
You're welcome.

Operator
Our next question will be from Andrew Liesch of Sandler O'Neill & Partners. Please go ahead.

Andrew Liesch
Hi, guys. Steve, can you just talk more about the SBA business a little bit. It looked like gain on sale was pretty good, but then you kept some of the portfolio. What is the driving decision on what you retain versus what you sell?

Steve Gardner
We talked about it in the first quarter of this year, Andrew, when we had done an analysis over the fourth quarter about how to maximize the IRR on those loans. And we found that if we hold those loans for 60, maybe 90 days and benefit from the interest income from those loans, we can still generate the same gain on sale as if we were to sell those immediately after we originated them. So, earlier this year, if you recall, we didn't do any loan sales during the first quarter, and it was because of that analysis we had done in the fourth quarter, and so that's continued to hold true here. In the third quarter some of that production that came on in the latter part of the third quarter we just chose to hold on to, and we will likely sell that product in the fourth quarter. And that maximizes the IRR.

Andrew Liesch
Got you. Yes, I remember that. Thanks. And then just I guess a follow-up on your comments on M&A. It sounds like there's nothing that would be preventing you from doing another deal. Would you expect something before the end of this year, or is next year more likely?

Steve Gardner
As I’d mentioned, we're open to discussions. We continue, I continue to actively reach out to other CEOs to see if we might sit down and have a cup of coffee and chat about where it might make sense to partner. And if there's something that comes along we'll have something to announce.

Andrew Liesch
Great. Thanks so much.

Steve Gardner
Sure.

Operator
Our next question comes from Gary Tenner of DA Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning. Just a couple of questions, one, regarding SBA, in terms of the premiums, you mentioned they were down a little this quarter. Were they down at all given the mix of loans you were selling, or is it generally secondary market premiums were down and appetite is maybe less than it was?

Allen Nicholson
You know it was very modest, Gary. And as I was looking back at prior quarters, there’s not necessarily a consistent pattern in terms of what that gross premium has been. Some of it just comes down to where we price some of those loans. The pricing on the loans might have been a little bit lower than some of the ones we had sold in the prior quarter. I don't know if we're seeing necessarily a pattern per se. It just was a little bit lower.

Gary Tenner
Okay, thanks. And then, Steve, I was just wondering if you could comment on the pending acquisition. Given your sales process and Security’s more traditional C&I process, how do you sort of incorporate those two and put them together?

Steve Gardner
We've done it in the past, and we'll be taking the same similar approach here. As I mentioned, we’ve met with all of the relationship managers. I think that they're equally excited about the process and what we're able to bring to the table. And we're just seeing a maturation in our business model and the way that we approach bringing in those relationships, and then managing the larger, more complex businesses that we're banking today and that Security brings to the table.

Gary Tenner
Okay. Thanks, guys.

Steve Gardner
Sure.

Operator
Again, if you have a question please press star then one. Our next question comes from Don Worthington of Raymond James. Please go ahead.

Don Worthington
Good morning.

Steve Gardner
Good morning, Don.

Don Worthington
Steve, in terms of the gain on sale this quarter, was that all SBA, or was there anything else in there?

Steve Gardner
Yes, it was all SBA.

Don Worthington
Okay. And then any loan purchases this quarter?

Steve Gardner
Minimal, $11 million.

Don Worthington
Okay. What type of loans were those?

Steve Gardner
Owner occupied CRE.

Don Worthington
Okay. And then my last one is, it looks like the balance of borrowings went up a bit in the quarter. Was that of the overnight variety, or did you do any term borrowing there?

Steve Gardner
No, just overnight. And most of that came towards the end of the quarter and it is in connection with that volatility with the warehouse lending business, and so we carry a little bit more cash as well. And in those lines, both the warehouse lines get paid down in the early part of the following quarter, and we do the same with the FHLB advances as well.

Don Worthington
Okay, great. Thank you.

Steve Gardner
Sure.

Operator
The question and answer session has now concluded. I would like to turn the conference back over to Steve Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Thank you, Carrie. And thanks again for joining us this morning. If you have any additional questions, please feel free to give either Allen or myself a call and we'd be happy to talk with you. Have a great day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines. Have a great day.